Filed Pursuant to Rule 424(b)(2)
Registration No. 333-103902

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 4, 2004)

F.N.B. CORPORATION

$350,000,000
OF
SUBORDINATED TERM NOTES AND DAILY NOTES

The following interest rates are applicable effective JULY 6, 2005.

ANNUAL
INTEREST RATE
Subordinated Daily Notes	3.15%

Subordinated Special Daily Notes	N/A

Subordinated Term Notes
3 Month	3.25%
6 Month	3.50%
9 Month	3.55%
12 Month	3.75%
15 Month	N/A
18 Month	4.18%
21 Month	N/A
24 Month	4.23%
27 Month	N/A
30 Month	4.28%
36 Month	4.33%
48 Month	4.38%
60 Month	4.47%
84 Month	4.57%
120 Month	4.81%

The Company intends to use the net proceeds from the sale of notes as advances to its consumer finance subsidiary, Regency Finance Company, to fund Regency's lending and purchasing activities and for general corporate purposes of the Company, including mergers and acquisitions.

This Prospectus Supplement is dated JULY 6, 2005.